As Filed With the Securities and Exchange Commission on June 4, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEALED AIR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	65-0654331
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Riverfront Boulevard Elmwood Park, NJ	07407-1033
(Address of principal executive offices)	(Zip Code)

2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Norman D. Finch Jr., Esq.

Vice President, General Counsel and Secretary

Sealed Air Corporation

200 Riverfront Boulevard

Elmwood Park, NJ, 07407-1033

(Name and address of agent for service)

(201) 791-7600

(Telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share	4,415,251 shares	$32.92	$145,350,062.92	$18,721.09

(1)	A maximum aggregate of 4,415,251 shares may be offered and sold pursuant to the Registrant’s 2014 Omnibus Incentive Plan (the “2014 Plan”). Of this amount, (a) 165,251 shares were previously registered for offer and sale under the Registrant’s 2002 Stock Plan for Non-Employee Directors (the “2002 Plan”) and the Registrant’s 2005 Contingent Stock Plan (the “2005 Plan”) (the “Carried Forward Shares”) and (b) 4,250,000 shares are newly registered shares. The Carried Forward Shares consist of (i) 51,487 shares that were available for awards under the 2002 Plan as of May 21, 2014 and (ii) 113,764 shares that were available for awards under the 2005 Plan as of May 21, 2014.

(2)	In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on May 29, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in prospectuses for the Plan that are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Sealed Air Corporation (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 7, 2014;

•	Our Current Reports on Form 8-K filed on February 4, 2014, February 10, 2014, April 4, 2014 and May 28, 2014; and

•	The description of the Company’s common stock (the “Common Stock”), par value $0.10 per share, contained in our Joint Proxy Statement/Prospectus filed as part of our Registration Statement on Form S-4, declared effective on February 13, 1998.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. The Company is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Norman D. Finch Jr., Vice President, General Counsel and Secretary of the Registrant, has passed upon on the validity of the shares of Common Stock offered under the 2014 Plan for the Registrant. As of the date of this Registration Statement, Mr. Finch was employed by the Registrant and was the beneficial owner of approximately 25,000 shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person’s conduct was unlawful; (2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a present or former director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

Our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”) provide that, to the fullest extent legally permitted by the DGCL, we will indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative, is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company or for its benefit as a director, officer employee or agent of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, from and against any and all expenses, liabilities and losses (including without limitation attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Additionally, our Bylaws provide that expenses (including attorneys’ fees) actually and reasonably incurred by a current or former director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding with respect to which indemnification may be provided pursuant to the Certificate of Incorporation and Bylaws shall be paid or reimbursed by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or executive officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) may be so paid or reimbursed upon such additional terms and conditions, if any, as the Board of Directors in good faith deems reasonable and appropriate, consistent with its obligation to promptly pay or reimburse all such expenses actually and reasonably incurred.

Our Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL and our Bylaws permit the purchase by the Company of insurance for indemnification of directors and officers. We currently maintain directors and officers liability insurance.

The foregoing summary of Section 145 of the DGCL, our Certificate of Incorporation and our Bylaws is qualified in its entirety by reference to the relevant provisions of Section 145, the relevant provisions of the Registrant’s Certificate of Incorporation, which are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3, Registration No. 333-108544, and the relevant provisions of the Company’s Amended and Restated Bylaws, which are incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 28, 2014.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Elmwood Park, State of New Jersey, on June 4, 2014.

SEALED AIR CORPORATION (Registrant)

By	/S/ JEROME A. PERIBERE
Jerome A. Peribere President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby severally constitutes, appoints and authorizes Norman D. Finch Jr., William G. Stiehl and Guy Chayoun, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for such person and in such person’s name, place and stead, and in any and all capacities to sign and execute any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ JEROME A. PERIBERE Jerome A. Peribere	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2014

/S/ CAROL P. LOWE Carol P. Lowe	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 4, 2014

/S/ WILLIAM G. STIEHL William G. Stiehl	Chief Accounting Officer and Controller (Principal Accounting Officer)	June 4, 2014

/S/ HANK BROWN Hank Brown	Director	June 4, 2014

/S/ LAWRENCE R. CODEY Lawrence R. Codey	Director	June 4, 2014

/S/ PATRICK DUFF Patrick Duff	Director	June 4, 2014

/S/ JACQUELINE B. KOSECOFF Jacqueline B. Kosecoff	Director	June 4, 2014

/S/ KENNETH P. MANNING Kenneth P. Manning	Director	June 4, 2014

/S/ WILLIAM J. MARINO William J. Marino	Director	June 4, 2014

/S/ JERRY R. WHITAKER Jerry R. Whitaker	Director	June 4, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1	Unofficial Composite Amended and Restated Certificate of Incorporation of the Registrant as currently in effect (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3, Registration No. 333-108544 and incorporated by reference herein).

4.2	Amended and Restated Bylaws of the Registrant as currently in effect (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 28, 2014 and incorporated herein by reference).

4.3	Sealed Air Corporation 2014 Omnibus Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 28, 2014 and incorporated herein by reference).

5	Opinion of counsel as to legality of securities being registered.

23.1	Consent of KPMG LLP.

23.3	Consent of counsel. (Contained in opinion filed as Exhibit 5 to this Registration Statement, and incorporated herein by reference.)

24	Power of Attorney. (Contained in Signature Pages of this Registration Statement, and incorporated herein by reference.)